Exhibit 10.19

AMENDMENT NO. 4 TO THE CREDIT AGREEMENT AND WAIVER

This AMENDMENT NO. 4 TO THE CREDIT AGREEMENT AND WAIVER (this “Agreement”) is made and entered into as of March 29, 2016 among FLEXSHOPPER 2, LLC, (the “Company”) and WE 2014-1, LLC (the “Administrative Agent” and “Lender”).

BACKGROUND

WHEREAS, the Company, the Administrative Agent, Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”) and various lenders from time to time party thereto (the “Lenders”) are party to a certain Credit Agreement, dated March 6, 2015 (as amended, supplemented and otherwise modified as of the date hereof, the “Credit Agreement”);

WHEREAS, the parties to the Credit Agreement desire to amend the Credit Agreement;

WHEREAS, the Company has requested that the Lender and the Administrative Agent temporarily waive certain provisions of the Credit Agreement. The Lender and the Administrative Agent are willing to grant such temporary waivers, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.      Defined Terms. Capitalized definitional terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

SECTION 2.      Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)                Clause (iv) of the definition of Borrowing Base is hereby amended and restated in its entirety as follows:

(iv) the sum of (A) the excess (if any) of (1) the Bridge Loan Amount (as defined in the Fee Letter) over (2) $3,750,000 (or such larger amount as the Administrative Agent shall consent to, in its sole discretion) and (B) the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and including (but not limited to) the Servicing Agreement, the Backup Servicing Agreement, and the Verification Agent Agreement; provided, that, this clause (B) shall not be applicable during the period from March 29, 2016 to the earlier of (1) April 1, 2017 and (2) the completion of the Equity Raise; minus

(b)               Clause (i) of the definition of Commitment Termination Date in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) May 6, 2017, as such date may be unilaterally extended by the Administrative Agent and the Lenders, in their sole discretion and with prior notice to the Company on or prior to January 6, 2017, but in no event more than once or beyond October 6, 2017, in either case, without the consent of the Company.

(c)                The following definition is hereby added to Section 1.1 of the Credit Agreement:

“Equity Raise” shall mean the successful raising (in one or more rounds) of at least $10,000,000 in equity funding by the Parent or its Affiliates. The parties hereto acknowledge and agree that upon completion of the Equity Raise, the Company shall be required to immediately cure any Borrowing Base Deficiency resulting from the related reduction of the Performing Lease Advance Rate pursuant to the Fee Letter or otherwise.

(d)               Section 2.6 of the Credit Agreement is hereby amended by deleting 2.0% where it appears therein and substituting 4.0% therefor.

(e)                The last two sentences of Section 2.11(b)(vi) of the Credit Agreement are hereby amended and restated as follows:

The Company or its designee shall be permitted from time to time to request disbursement of funds on deposit in the Collection Account for the purchase of additional Eligible Leases pursuant to the terms and conditions of the Asset Sale Agreement and the Asset Purchase Agreement; provided, that, (i) such additional Eligible Leases are purchased simultaneously with the funding date for a Loan hereunder and (ii) the Company has delivered a Borrowing Base Certificate evidencing, after giving effect to the transfer of Collections and the funding of any Loan being made on such date, no Borrowing Base Deficiency has occurred or will occur; provided, further, that during the period from March 29, 2016 to the earlier of (A) April 1, 2017 and (B) the completion of the Equity Raise, if the purchase of additional Eligible Leases is to be made on a date that is five (5) Business Days (or such greater number of days, not to exceed ten (10) Business Days, as determined by the Administrative Agent, acting reasonably, based on the cash forecasts of the Company through such Interest Payment Date and the funds then on deposit in the Collection Account) or less prior to an Interest Payment Date, no funds shall be disbursed from the Collection Account unless the amount remaining on deposit in the Collection Account after such disbursement is at least equal to: (x) the Accrued Interest Amount as of such date and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and including (but not limited to) the Servicing Agreement, the Backup Servicing Agreement, and the Verification Agent Agreement, plus (y) the amount of interest on the Loans and the amount of fees and expenses hereunder and including (but not limited to) the Servicing Agreement, the Backup Servicing Agreement, and the Verification Agent Agreement, in each case, expected to accrue through such Interest Payment Date. Subject to the foregoing provisos, upon receipt of the Borrowing Base Certificate, and with the consent of and at the direction of the Administrative Agent (which direction shall not be unreasonably withheld, delayed or conditioned), the Paying Agent shall remit such funds to the account designated by the Company.

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(f)                Section 5.16 of the Credit Agreement is hereby amended and restated as follows:

“5.16 Unrestricted Cash. The Company shall maintain unrestricted Cash in an amount at least equal to (i) $500,000 on each day and (ii) $1,000,000 as of the end of each calendar month.”

(g)               The following clauses (o), (p) and (q) are hereby added to Section 5.1.

“(o) Weekly Reports and Call: Until the earlier of (i) August 31, 2016, or (ii) the completion of the Equity Raise, the Company or its designee will deliver each week to the Administrative Agent an itemized weekly cash report in form and substance reasonably satisfactory to the Administrative Agent and shall designate appropriate personnel to participate in a weekly call to review such report with the Administrative Agent.

(p) Access to Bank Accounts: On or prior to April 1, 2016, the Company or its designee shall and shall cause the Servicer and the Parent to provide the Administrative Agent or its designee with read-only access to all of their respective bank accounts.

(q) Back-Up Servicer Transition: The Company (i) shall or shall cause its designee to reasonably cooperate and coordinate with the Backup Servicer, as from time to time requested by Administrative Agent, in order to establish a transition plan for the transfer of servicing to the Backup Servicer on or prior to April 30, 2016; provided that the Company shall not be responsible for any failure to establish such transition plan on or prior to such date to the extent such failure results solely from any action or omission of the Backup Servicer, and, in any such event, the Company shall or shall cause its designee to continue to reasonably cooperate and coordinate with the Backup Servicer, as from time to time requested by Administrative Agent, in order to finalize such transition plan; (ii) promptly and, in any event, within ten (10) Business Days of the Company’s receipt of itemized invoice(s) (or such shorter period as is reasonably required by the Backup Servicer), pay the Backup Servicer for its reasonable actual out of pocket costs and expenses related to the establishment of such transition plan (but in no event in excess of $10,000 in the aggregate); and (iii) in the event the Backup Servicer is replaced (A) promptly and, in any event, within ten (10) Business Days of the Company’s receipt of itemized invoice(s) (or such shorter period as is reasonably required by the successor Backup Servicer), pay the successor Backup Servicer its fee for accepting such role and for its reasonable actual out of pocket costs and expenses related to its succession (but in no event in excess of $10,000 in the aggregate less the aggregate amount (if any) paid by the Company pursuant to clause (ii) above) and (B) enter into a replacement Backup Servicing Agreement with the successor Backup Servicer and such other amendments to the Credit Documents as are reasonably necessary in order to effect its succession, provided that the aggregate cost to the Company of backup servicing and verification of the Eligible Leases (taken as a whole) does not increase as a result thereof.”

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(h)               Schedule 6 of the Credit Agreement is hereby amended by deleting “Chief Credit Officer or VP of Credit” and adding the following “Key Persons” to such Schedule:

Russ Heiser, Chief Financial Officer

Ravi Radhakrishnan, Chief Risk Officer

SECTION 3.      Waivers. The Company hereby acknowledges that the Company was not in compliance for the period ended December 31, 2015, is not currently in compliance and will not be in compliance for the period ended March 31, 2016 with the Financial Covenants (such non-compliance, collectively, the “Breach”) and as a result thereof an Event of Default has occurred and is expected to be continuing. Notwithstanding anything to the contrary set forth in that certain Amendment No. 3 to the Credit Agreement, Consent and Temporary Waiver, dated as of February 11, 2016, among the parties hereto, each of the Lender and the Administrative Agent hereby (a) waives each Event of Default resulting solely from the Breach, (b) waives compliance with each Financial Covenant (other than the Financial Covenant in Section 5.16 of the Credit Agreement) and the delivery of Compliance Certificates with respect thereto, and (c) agrees that Section 7.1(r) of the Credit Agreement shall not be effective (except with respect to a breach of Section 5.16 of the Credit Agreement), in the case of each of clauses (b) and (c), during the period from the date of this Agreement through the earlier of (i) April 1, 2017 and (ii) the completion of the Equity Raise. Thereafter, the Financial Covenants shall be amended as necessary to reflect the prospects of the Company at such time, as determined by the Administrative Agent in its reasonable discretion in consultation with the Company; provided that no Financial Covenant shall be amended in a manner such that results of the Company consistent with cash flow projections for the following twelve month period approved by the Administrative Agent in its reasonable discretion would result in a breach of such Financial Covenant during such period.

SECTION 4.      Rights of First Offer and First Refusal. Notwithstanding the provisions of that certain letter agreement, dated March 6, 2015, among the Company, the Seller, the Parent and the Lender pursuant to which certain rights of first offer and first refusal were granted to the Lender, the Lender hereby agrees that (a) the provisions of Section 1(a) thereof shall not apply to any extension of the Commitment Termination Date occurring on or prior to May 6, 2017 and (b) in the event that the Lender has not delivered any notice of unilateral extension of the Commitment Termination Date in accordance with the definition thereof on or prior to December 23, 2016, the “Review Period” with respect to any “Proposed Financing Notice” (each as defined in Section 1(b) thereof) relating to any refinancing of the Collateral shall be reduced to five (5) Business Days. The Company hereby agrees that in the event that the Lender has not delivered any notice of unilateral extension of the Commitment Termination Date in accordance with the definition thereof on or prior to December 13, 2016, on the following Business Day the Company shall request that the Lender confirm whether it intends to exercise its right to so extend the Commitment Termination Date.

SECTION 5.      Amendment No. 2 Amendment Fee: Each of the Company and the Administrative Agent hereby agree that the fee due to the Administrative Agent by the Company in consideration for the execution of the Amendment No. 2 to the Credit Agreement (“Amendment No.2”), notwithstanding anything to the contrary contained in such Amendment No.2, shall be due and payable on the earlier of (i) the date on which Parent or its Affiliates, completes a $3,000,000 equity raise and (ii) April 30, 2016, it being acknowledged and agreed that the foregoing shall constitute a fee due under the Credit Agreement and to the failure to so pay by April 30, 2016 shall not constitute an Event of Default but instead shall thereafter be included in the fees payable from amounts on deposit in the Collection Account pursuant to Section 2.12 (a)(ii)(C) of the Credit Agreement.

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SECTION 6.      Amendment No. 4 Amendment Fee: In consideration for the execution of this Agreement, the Company will pay to the Administrative Agent a fee (the “Bridge Fee”) of $20,000 per week (beginning with the week in which this Agreement is entered into) until the earlier of (i) the date on which the amount of the Bridge Fee accrued through such date equals $400,000, or (ii) the completion of the Equity Raise and the parties hereto acknowledge and agree that the foregoing shall constitute a fee payable from amounts on deposit in the Collection Account pursuant to Section 2.12(a)(ii)(C) of the Credit Agreement; provided that (x) the Bridge Fee will be a minimum of $250,000 and (y) upon the completion of the Equity Raise, an amount equal to (I) the greater of the amount of the Bridge Fee accrued on a weekly basis though such date and $250,000 less (II) the amount of the Bridge Fee previously paid, shall become due and shall be paid by the Company within two (2) Business Days following the closing of the Equity Raise.

SECTION 7.      Effectiveness. This Agreement shall become effective as of the date first written above upon delivery to the Administrative Agent of (i) counterparts of this Agreement duly executed by each of the parties hereto and (ii) a fully executed copy of that certain Amendment No.2 to the Fee Letter dated as of March 29, 2016.

SECTION 8.      Binding Effect; Ratification.

(a)                The Credit Agreement, as amended hereby and giving effect to the temporary waivers contained herein, remains in full force and effect. Any reference to the Credit Agreement from and after the date hereof shall be deemed to refer to such Credit Agreement as amended hereby, unless otherwise expressly stated.

(b)               Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

(c)                Notwithstanding anything to the contrary herein or in any Credit Document, by signing this Agreement, neither the Lender nor the Administrative Agent is waiving or consenting, nor has either of them agreed to waive or consent to in the future, the breach of (or any rights and remedies related to the breach of) any provisions of any of the Credit Documents, other than the Breach and the other matters explicitly set forth in this Agreement on a one time basis solely as contemplated herein.

(d)               The Company agrees to promptly reimburse the Administrative Agent for all of the reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement and all other instruments, documents and agreements executed and delivered in connection with this Agreement.

SECTION 9.      Miscellaneous.

(a)                THIS Agreement SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

(b)               The captions and headings used herein are for convenience of reference only and shall not affect the interpretation hereof.

(c)                This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(d)               Executed counterparts of this Agreement may be delivered electronically.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ADMINISTRATIVE AGENT and LENDER:

WE 2014-1, LLC

By:	/s/ Patrick Lo
Name: Patrick Lo Title: Authorized Person

THE COMPANY:

FlexShopper 2, LLC.

By:	/s/ Brad Bernstein
Name: Brad Bernstein Title: CEO

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